News Release

Pioneer Natural Resources Reports First Quarter 2021 Financial and Operating Results

Dallas, Texas, May 4, 2021 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended March 31, 2021. Pioneer reported a first quarter net loss attributable to common stockholders of $70 million, or $0.33 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the first quarter was $396 million, or $1.77 per diluted share. Cash flow from operating activities for the first quarter was $377 million.

Highlights

•Delivered first quarter free cash flow1 of $369 million

•Averaged first quarter oil production of 281 thousand barrels of oil per day (MBOPD), above the top end of guidance

•Averaged first quarter production of 474 thousand barrels of oil equivalent per day (MBOEPD), above the top end of guidance

•Closed the highly accretive acquisition of DoublePoint Energy (DoublePoint) on May 4th

CEO Scott D. Sheffield stated, “Pioneer delivered an excellent quarter, successfully integrating Parsley’s assets, while navigating the substantial impacts of winter storm Uri that occurred in February. Our drilling, completions and operations teams continue to exceed expectations, driving a capital and operationally efficient program focused on free cash flow generation.

“In early April, we announced the highly accretive acquisition of DoublePoint, which comprises approximately 97,000 highly contiguous net acres in the core of the Midland Basin. This acquisition adds over 1,200 tier one locations that generate strong returns and are equally competitive with Pioneer’s legacy inventory. Given the hand-in-glove fit of DoublePoint’s acreage with ours, we expect to achieve synergies of approximately $175 million annually, leading to double-digit free cash flow per share and variable dividend per share accretion.

“With an incremental $5 billion in free cash flow1 expected to be generated from DoublePoint assets through 2026, Pioneer currently anticipates delivering approximately $23 billion of free cash flow1 during the same period at strip pricing. We expect to return approximately 80% of this free cash flow through our base and variable dividend structure2, strengthening our value proposition to shareholders.”

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the first quarter of $668 million and net debt of $5.5 billion. The Company had $2.7 billion of liquidity as of March 31, 2021, comprised of $668 million of unrestricted cash and a $2.0 billion unsecured credit facility (undrawn as of March 31, 2021).

During the first quarter, the Company’s drilling, completion and facilities capital expenditures totaled $591 million. The Company’s total capital expenditures3, including water infrastructure, totaled $605 million.

Cash flow from operating activities during the first quarter was $377 million, leading to free cash flow1 of $369 million for the quarter, excluding cash transaction costs of $172 million related to the Parsley Energy, Inc. (Parsley) acquisition.

In addition to increasing Pioneer's quarterly cash dividend to $0.56 per share, the Company initiated a long-term variable dividend policy in 2021, which is expected to increase the Company's return of capital to shareholders. Consistent with Pioneer’s long-term investment framework, the Company expects to annually distribute up to 75% of the prior year’s annual free cash flow, after the payment of the base dividend2, assuming the Company’s leverage metrics remain low. Pioneer expects to begin to pay the quarterly variable dividend distributions in 2022. For 2022, the Company expects to distribute up to 50% of the 2021 free cash flow, after the payment of base dividends, assuming the average 2021 West Texas Intermediate (WTI) oil price is greater than $42 per barrel.

Pioneer continues to capture the expected annual synergies from the acquisition of Parsley and expects to capture an additional $175 million from the acquisition of DoublePoint, bringing the combined annual synergy total to $525 million, with a PV-10 of greater than $3 billion over ten years. The Company is progressing on these synergies, with $100 million of annual interest savings and $100 million of general and administrative (G&A) savings related to the Parsley acquisition being fully realized. The interest and G&A savings related to DoublePoint are expected to be realized during the second quarter, and the operational synergies related to both transactions are expected to progress throughout the year and be fully realized by year-end 2021.

Financial Results

For the first quarter of 2021, the average realized price for oil was $56.71 per barrel. The average realized price for natural gas liquids (NGLs) was $25.90 per barrel, and the average realized price for gas was $3.04 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $8.54 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $11.11 per BOE. Exploration and abandonment costs were $19 million, or $11 million excluding unusual items. G&A expense was $68 million. Interest expense was $39 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $15 million. Other expense was $304 million, or $22 million excluding unusual items4.

Operations Update

During the first quarter, Pioneer continued to deliver strong operational efficiency gains that enabled the Company to place 106 horizontal wells on production. Drilling operations averaged approximately 1,250 drilled feet per day and completion operations averaged approximately 2,000 completed feet per day during the first quarter, an increase of 9% and 8%, respectively, when compared to 2020 averages Improvements in drilling and completions operations continue to benefit the Company’s overall capital efficiency.

2021 Outlook

The Company expects its 2021 drilling, completions and facilities capital budget to range between $2.95 billion to $3.25 billion, inclusive of an additional $530 million to $570 million related to the DoublePoint acquisition. An additional $100 million and $50 million is budgeted for integration expenses related to the acquisition of Parsley and DoublePoint, respectively, resulting in a total 2021 capital budget3 range of $3.1 billion to $3.4 billion. The Company expects its capital program to be fully funded from forecasted 2021 cash flow5 of approximately $5.9 billion.

During 2021, the Company plans to operate an average of 22 to 24 horizontal drilling rigs in the Permian Basin, including a one-rig average program in the Delaware Basin and a three-rig average program in the southern Midland Basin joint venture area. Pioneer plans to reduce the operated rigs on DoublePoint acreage from 7 rigs in May to 5 rigs by the end of the year, or by approximately 30%. The 2021 capital program is expected to place 470 to 510 wells on production, which includes the addition of approximately 90 wells on the acreage acquired in the DoublePoint transaction.

Pioneer expects 2021 oil production of 351 to 366 MBOPD and total production of 605 to 631 MBOEPD, which includes current production from DoublePoint of approximately 92 MBOEPD and approximately 100 MBOEPD forecasted during the second half of 2021.

Pioneer has redefined its investment framework to prioritize free cash flow generation and return of capital to shareholders. This capital allocation strategy is intended to create long-term value by optimizing the reinvestment of cash flow to accelerate the Company's free cash flow profile. At current strip pricing, the Company expects its reinvestment rate to be between 50% to 60%, generating increased free cash flow. Pioneer is targeting a 10% total annual return, inclusive of a strong and growing base dividend, a variable dividend and high-return oil growth. The Company believes this differentiated strategy positions Pioneer to be competitive across industries.

Pioneer continues to maintain oil derivative coverage in order to protect the balance sheet, providing the Company with operational and financial flexibility. The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Second Quarter 2021 Guidance

Second quarter 2021 oil production is forecasted to average between 352 to 367 MBOPD and total production is expected to average between 606 to 632 MBOEPD. Production costs are expected to average $6.75 per BOE to $8.25 per BOE. DD&A expense is expected to average $10.75 per BOE to $12.75 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $67 million to $77 million. Interest expense is expected to be $43 million to $48 million. Other expense is forecasted to be $15 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation contracts and similar marketing derivatives is expected to be a loss of $40 million to $70 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be between 21% to 25%. Cash income taxes are expected to be $5 million to $10 million, principally related to state income taxes.

Environmental, Social & Governance (ESG)

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

Consistent with Pioneer's sustainable practices, the Company has incorporated greenhouse gas (GHG) and methane emission intensity reduction goals into its ESG strategy, with goals to reduce the Company's GHG emissions intensity by 25% and methane emissions intensity by 40% by 2030, inclusive of the assets Pioneer acquired from Parsley. These emission intensity reduction targets are aligned with the Task Force on Climate-related Financial Disclosures criteria for target setting.

In addition, the Company is building on its leadership position related to minimizing flaring and has formally adopted a goal to maintain the Company's flaring intensity to less than 1% of natural gas produced. Pioneer also plans to end routine flaring, as defined by the World Bank, by 2030 with an aspiration to reach this goal by 2025.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors’ Health, Safety and Environment (HSE) and Nominating and Corporate Governance Committees provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in the Company’s diversity and inclusion and safety and environmental practices. Consistent with the high priority placed on HSE and ESG, the Board of Directors has increased the executive annual incentive compensation weighting for these metrics from 10% to 20% beginning in 2021.

In addition to the increased weighting towards HSE and ESG metrics, Pioneer's executive incentive compensation continues to be aligned with shareholder interests. Beginning in 2021, return on capital employed (ROCE) has been included as an incentive compensation metric, along with cash return on capital invested (CROCI), which was added in 2020. These metrics have a combined weighting of 20%, while production and reserves goals previously included as incentive compensation metrics have been removed.

Pioneer has amended executive equity compensation as well, with the S&P 500 index being added into the total stockholder return (TSR) peer group for performance awards beginning in 2021, and for the second consecutive year the long-term equity compensation for the Company’s Chief Executive Officer will be 100% in performance awards, with 100% of such awards at risk based on performance relative to the TSR peer group. These updates to Pioneer’s executive incentive and equity compensation programs demonstrate the Company’s continuing commitment to aligning total executive compensation with the interests of our shareholders.

For more details, see Pioneer’s 2020 Sustainability Report at pxd.com/sustainability.

Earnings Conference Call

On Wednesday, May 5, 2021, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2021, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 353-6461 and enter confirmation code 9438510 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through June 1, 2021. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity; competition; the ability to obtain environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including the risk of new restrictions with respect to development activities; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs and results of drilling and operations; availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the risk that the Company will not be able to successfully integrate the business of Double Eagle III Midco 1 LLC or fully or timely realize the expected synergies and accretion metrics from the Parsley Energy, Inc. and Double Eagle III Midco 1 LLC acquisitions; access to and cost of capital; the financial strength of counterparties to Pioneer's credit facility, investment instruments and derivative contracts and purchasers of Pioneer's oil, natural gas liquids and gas production; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, cash flow, well costs, capital expenditures, rates of return, expenses and cash flow from purchases and sales of oil and gas, net of firm transportation commitments; sources of funding; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in Pioneer's Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities and Parsley cash transaction costs, less capital expenditures. See the supplemental schedules for a reconciliation of first quarter 2021 free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: The declaration and payment of future dividends is at the discretion of the Company's Board of Directors and will depend on, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant.

Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 4: Excludes unusual expenses of (i) $197 million associated with the Parsley acquisition, which includes $121 million of employee-related costs and $76 million of transaction fees (ii) $5 million of losses related to the early extinguishment of certain of the Parsley senior notes and (iii) $80 million of losses related to the Company's fulfillment of certain firm gas commitments during winter storm Uri in February 2021.

Footnote 5: Forecasted cash flow numbers are non-GAAP financial measures. The 2021 estimated cash flow number represents first quarter 2021 cash flow (before working capital changes and Parsley cash transaction costs) plus April through December forecasted cash flow (before working capital changes) based on strip pricing and utilizing the midpoint of production guidance. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Michael McNamara - 972-969-3592
Greg Wright - 972-969-1770

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$668	$1,442
Restricted cash	56	59
Accounts receivable, net	1,273	695
Income taxes receivable	1	4
Inventories	327	224
Derivatives	9	5
Investment in affiliate	177	123
Other	41	43
Total current assets	2,552	2,595
Oil and gas properties, successful efforts method of accounting	35,852	24,510
Accumulated depletion, depreciation and amortization	(10,520)	(10,071)
Total oil and gas properties, net	25,332	14,439
Other property and equipment, net	1,680	1,584
Operating lease right of use assets	369	197
Goodwill	261	261
Derivatives	3	3
Other assets	154	150
	$30,351	$19,229

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,793	$1,030
Interest payable	27	35
Income taxes payable	11	4
Current portion of long-term debt	—	140
Derivatives	871	234
Operating leases	125	100
Other	416	363
Total current liabilities	3,243	1,906
Long-term debt	6,177	3,160
Derivatives	111	66
Deferred income taxes	1,435	1,366
Operating leases	258	110
Other liabilities	981	1,052
Equity	18,146	11,569
	$30,351	$19,229

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues and other income:
Oil and gas	$1,824	$1,095
Sales of purchased commodities	1,240	915
Interest and other income (loss), net	60	(206)
Derivative gain (loss), net	(691)	456
Gain on disposition of assets, net	11	—
	2,444	2,260
Costs and expenses:
Oil and gas production	252	176
Production and ad valorem taxes	113	75
Depletion, depreciation and amortization	474	434
Purchased commodities	1,255	1,028
Exploration and abandonments	19	9
General and administrative	68	56
Accretion of discount on asset retirement obligations	1	2
Interest	39	27
Other	304	85
	2,525	1,892
Income (loss) before income taxes	(81)	368
Income tax benefit (provision)	11	(77)
Net income (loss) attributable to common stockholders	$(70)	$291

Net income (loss) per share attributable to common stockholders:
Basic and diluted net income (loss) per share attributable to common stockholders	$(0.33)	$1.75

Weighted average shares outstanding:
Basic and diluted weighted average shares outstanding	210	166

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(70)	$291
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	474	434
Exploration expenses, including dry holes	3	2
Deferred income taxes	(18)	77
Gain on disposition of assets, net	(11)	—
Loss on early extinguishment of debt	5	—
Accretion of discount on asset retirement obligations	1	2
Interest expense	5	5
Derivative-related activity	370	(415)
Amortization of stock-based compensation	52	16
Investment in affiliate valuation adjustment	(54)	145
South Texas contingent consideration valuation adjustment	—	63
South Texas deficiency fee obligation	—	69
Other	45	31
Change in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(330)	479
Inventories	(90)	16
Other assets	16	21
Accounts payable	265	(284)
Interest payable	(57)	(35)
Other liabilities	(229)	(92)
Net cash provided by operating activities	377	825
Net cash used in investing activities	(348)	(681)
Net cash provided by (used in) financing activities	(806)	9
Net increase (decrease) in cash, cash equivalents and restricted cash	(777)	153
Cash, cash equivalents and restricted cash, beginning of period	1,501	705
Cash, cash equivalents and restricted cash, end of period	$724	$858

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended March 31,
	2021	2020
Average Daily Sales Volume:
Oil (Bbls)	281,017	222,657
Natural gas liquids ("NGLs") (Bbls)	105,675	84,358
Gas (Mcf)	523,467	408,893
Total (BOE)	473,937	375,163

Average Price:
Oil per Bbl	$56.71	$45.60
NGLs per Bbl	$25.90	$14.52
Gas per Mcf	$3.04	$1.61
Total per BOE	$42.75	$32.08

Three Months Ended March 31,
2021
Margin Data ($ per BOE):
Average price	$42.75
Production costs	(5.90)
Production and ad valorem taxes	(2.64)
$34.21

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended March 31,
	2021	2020
Net income (loss) attributable to common stockholders	$(70)	$291
Participating share-based basic earnings	—	(1)
Basic and diluted net income (loss) attributable to common stockholders	$(70)	$290

Basic and diluted weighted average shares outstanding	210	166

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(70)	$291
Depletion, depreciation and amortization	474	434
Exploration and abandonments	19	9
Accretion of discount on asset retirement obligations	1	2
Interest expense	39	27
Income tax (benefit) provision	(11)	77
Gain on disposition of assets, net	(11)	—
Loss on early extinguishment of debt	5	—
Derivative-related activity	370	(415)
Amortization of stock-based compensation	19	16
Investment in affiliate valuation adjustment	(54)	145
South Texas contingent consideration valuation adjustment	—	63
South Texas deficiency fee obligation	—	69
Other	45	31
Parsley transaction costs (including stock-based compensation)	205	—
EBITDAX before Parsley transaction costs	1,031	749
Parsley transaction costs (excluding stock-based compensation)	(172)	—
EBITDAX (a)	859	749
Cash interest expense	(34)	(22)
Current income tax provision	(7)	—
Discretionary cash flow (b)	818	727
Cash exploration expense	(16)	(7)
Changes in operating assets and liabilities	(425)	105
Net cash provided by operating activities	$377	$825
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net loss attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net loss attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and (ii) the Company's derivative positions, and unusual items as follows:

		Three Months Ended March 31, 2021
	Ref	After-tax Amounts	Per Diluted Share
Net loss attributable to common stockholders		$(70)	$(0.33)
Noncash MTM adjustments:
ProPetro stock gain ($54 MM pretax)		(42)	(0.19)
Derivative loss ($370 MM pretax)		289	1.30
Adjusted income excluding noncash MTM adjustments		177	0.78
Unusual items:
Parsley transaction costs ($205 MM pretax)	(a)	160	0.72
Winter Storm Uri gas commitments ($80 MM pretax)	(b)	62	0.28
Early extinguishment of debt charges ($5 MM pretax)	(c)	4	0.02
Gain on disposition of assets ($9 MM pretax)	(d)	(7)	(0.03)
Adjusted income excluding noncash MTM adjustments and unusual items		$396	$1.77
_____________________

(a)	Represents costs associated with the Parsley acquisition, which includes $121 million of employee-related costs, $76 million of transaction fees and $8 million of seismic licensing fees.
(b)	Represents costs related to the Company's fulfillment of certain firm gas commitments during Winter Storm Uri in February 2021.
(c)	Represents losses attributable to the early extinguishment of certain Parsley senior notes as part of the acquisition refinancing plan.
(d)	Represents the gain on the sale of the Company's well services business.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities and Parsley transaction costs (excluding stock-based compensation), less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

Three Months Ended March 31, 2021
Net cash provided by operating activities	$377
Changes in operating assets and liabilities	425
Parsley transaction costs (excluding stock-based compensation)	172
Less: Capital expenditures (a)	(605)
Free cash flow	$369
_____________________
(a)Capital expenditures are calculated as follows:

Three Months Ended March 31, 2021
Cost incurred	$11,355
Less: Excluded items (a)	(10,764)
Plus: Other property, plant and equipment capital (b)	14
Capital expenditures	$605
______________________

(a)	Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs for the three months ended March 31, 2021.
(b)	Includes other property plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of May 3, 2021
(Volumes are average daily amounts)
These positions include contracts assumed by the Company through the Company's merger with Parsley Energy, Inc. on January 12, 2021.

	2022			Year Ending December 31, 2022
	Second Quarter	Third Quarter	Fourth Quarter
Average daily oil production associated with derivatives (Bbl):
Brent swap contracts:
Volume	102,000	17,000	17,000	—
Price	$46.48	$44.45	$44.45	$—
MEH swap contracts:
Volume	54,000	43,000	43,000	2,055
Price	$41.85	$40.52	$40.52	$42.80
Midland WTI swap contracts:
Volume	5,000	5,000	5,000	—
Price	$40.50	$40.50	$40.50	$—
Brent call contracts sold:
Volume (a)	20,000	20,000	20,000	—
Price	$69.74	$69.74	$69.74	$—
Brent collar contracts:
Volume	—	—	—	10,000
Price:
Ceiling	$—	$—	$—	$60.32
Floor	$—	$—	$—	$50.00
Brent collar contracts with short puts:
Volume	90,000	110,000	90,000	57,000
Price:
Ceiling	$50.74	$54.46	$50.74	$64.41
Floor	$45.11	$47.82	$45.11	$50.18
Short put	$35.07	$36.87	$35.07	$38.25
MEH collar contracts with short puts:
Volume	20,187	9,446	9,446	—
Price:
Ceiling	$59.39	$51.29	$51.29	$—
Floor	$49.30	$41.55	$41.55	$—
Short put	$39.30	$31.55	$31.55	$—
Average daily gas production associated with derivatives (MMBtu):
NYMEX swap contracts:
Volume	33,187	60,000	60,000	—
Price	$2.89	$2.95	$2.95	$—
ICE Dutch TTF swap contracts:
Volume	30,000	30,000	30,000	—
Price	$5.07	$5.07	$5.07	$—
WAHA swap contracts:
Volume	126,484	126,304	126,304	4,932
Price	$2.36	$2.36	$2.36	$2.46
NYMEX collar contracts:
Volume	213,187	240,000	240,000	—
Price:
Ceiling	$3.19	$3.20	$3.20	$—
Floor	$2.57	$2.59	$2.59	$—
______________________
(a)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Marketing derivatives. The Company's marketing derivatives reflect two long-term marketing contracts that were entered in October 2019. Under the contract terms, beginning on January 1, 2021, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day at an oil terminal in Midland, Texas for a six-year term that ends on December 31, 2026. The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through their Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

Three Months Ended March 31, 2021
Noncash changes in fair value:
Oil derivative loss, net	$(349)
Gas derivative loss, net	(1)
Marketing derivative loss, net	(20)
Total noncash derivative loss, net	(370)

Net cash receipts (payments) on settled derivative instruments:
Oil derivative payments (a)	(306)
Gas derivative payments (b)	(8)
Marketing derivative payments	(7)
Total cash payments on settled derivative instruments, net	(321)
Total derivative loss, net	$(691)
_____________________
(a)Includes the effect of liquidating certain of the Company's 2022 WTI swap contracts for cash payments of $13 million.
(b)Includes the effect of liquidating certain of the Company's 2021 NYMEX swap contracts for cash receipts of $447 thousand for the three months ended March 31, 2021.